                                                                    NEWS RELEASE

[FIRST FINANCIAL CORPORATION LOGO] FIRST FINANCIAL
                                   CORPORATION

One First Financial Plaza, Terre Haute, IN 47807  o  (812) 238-6000

FOR IMMEDIATE RELEASE                         For more information contact:
August 1, 2005                                Michael A. Carty at (812) 238-6264

 FIRST FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS OF $.37 PER SHARE

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced the results for the second quarter of 2005 with net income for the three-month period ended June 30, 2005 of $5.0 million or $.37 per share. Earnings for the six-months ended June 30, 2005 are $11.3 million. Loans at June 30, 2005 increased $1.7 million to $1.46 billion and deposits increased $59.6 million to $1.49 billion from the previous year quarter end.

Rising interest rates have had a positive impact on the Corporation's net interest income, which for the first six months of 2005 increased by $935 thousand or 2.62% over the same period in 2004. The net interest margin increased to 3.95% for the six-months ended June 30, 2005 from 3.77% for the same period in 2004. This 4.8% increase was driven by growth in the yield on earning assets which outpaced the average cost of funds.

The modest amount of loan growth for the year has allowed the Corporation to direct attention to aggressively addressing some potential asset quality concerns during the second quarter. Letters of intent to sell several non-performing loans were entered into during the period. This has resulted in larger than normal net charge-offs for the quarter, as these loans will be sold at a discount. This will allow the Corporation to reinvest the proceeds into performing assets to improve future results. A $1.5 million addition to the allowance for loan and leases losses was made to recognize the additional losses resulting from this decision. At period end the allowance was 1.2% of loans outstanding.

Non-interest income for the second quarter of 2005 was $7.8 million compared to $8.3 million for the same period in 2004. This reduction of approximately $500 thousand primarily resulted from $391 thousand less gain on the sale of investment securities for the 3 months ended June 30, 2005 compared to the same period of 2004. The year-to-date non-interest income is $5.4 million less than last year's performance largely as a result of the previously reported non-taxable gain on life insurance realized in the first quarter of 2004.

Benefits continue to be realized from the consolidation of affiliate banks into one bank as second quarter non-interest expense was lower than the same period in 2004. Non-interest expense for the second quarter and the six-months ended June 30, 2005 is $95 thousand and $286 thousand less, respectively, than the same periods in 2004. Seven of the eight subsidiary banks have completed the consolidation process and now operate as First Financial Bank.

A $59.6 million or 4.2% increase in deposits from June 30, 2004 to June 30, 2005 was used to fund loans and reduce borrowings. Average assets decreased $70.7 million, or 3.19%. The decrease primarily resulted from the Corporation's use of maturing investments to retire debt. Shareholder's equity increased $8.7 million, or 3.3%, and book value per share rose by $.79 to $20.04, or 4.1%.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana; and First Community Bank NA in Illinois.

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation's ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation's business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC's Web site at WWW.SEC.GOV or on the Corporation's Web site AT WWW.FIRST-ONLINE.COM. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

                           FIRST FINANCIAL CORPORATION

             FOR THE QUARTER AND THE SIX MONTHS ENDING JUNE 30, 2005

               (Dollar amounts in thousands except per share data)


                                  06/30/05        06/30/04         CHANGE        % CHANGE
YEAR TO DATE INFORMATION:

Net Income                       $   11,303      $   17,014      $   (5,711)      -33.57%
Earnings Per Average Share       $     0.84      $     1.26      $    (0.42)      -33.33%
Return on Assets                      1.05%           1.52%          -0.47%       -30.97%
Return on Equity                      8.30%          12.96%          -4.66%       -35.96%
Net Interest Margin                   3.95%           3.77%           0.18%         4.77%
Net Interest Income              $   36,621      $   35,686      $      935         2.62%
Non-Interest Income              $   15,539      $   20,898      $   (5,359)      -25.64%
Non-Interest Expense             $   31,118      $   31,404      $     (286)       -0.91%
Loan Loss Provision              $    6,006      $    3,846      $    2,160        56.16%
Net Charge Offs                  $    8,360      $    3,270      $    5,090       155.66%
Efficiency Ratio                     56.94%          56.74%           0.20%         0.35%


QUARTER TO DATE INFORMATION:

Net Income                       $    4,992      $    6,329      $   (1,337)      -21.12%
Earnings Per Average Share       $     0.37      $     0.47      $    (0.10)      -21.28%
Return on Assets                      0.93%           1.11%          -0.18%       -16.22%
Return on Equity                      7.34%           9.78%          -2.44%       -24.95%
Net Interest Margin                   3.98%           3.76%           0.22%         5.85%
Net Interest Income              $   18,278      $   17,753      $      525         2.96%
Non-Interest Income              $    7,807      $    8,321      $     (514)       -6.18%
Non Interest Expense             $   15,777      $   15,872      $      (95)       -0.60%
Loan Loss Provision              $    3,783      $    1,923      $    1,860        96.72%
Net Charge Offs                  $    6,137      $    1,505      $    4,632       307.77%
Efficiency Ratio                     57.99%          57.81%           0.18%         0.31%


BALANCE SHEET:

Assets                           $2,157,759      $2,211,921      $  (54,162)        2.45%
Deposits                         $1,489,608      $1,430,048      $   59,560         4.16%
Loans                            $1,461,131      $1,459,481      $    1,650         0.11%
Shareholders' Equity             $  268,545      $  259,876      $    8,669         3.34%
Book Value Per Share             $    20.04      $    19.25      $     0.79         4.09%
Average Assets                   $2,150,014      $2,220,750      $  (70,736)       -3.19%